Exhibit 10.4

CONTINUING SERVICE AGREEMENT

This Continuing Service Agreement, dated as of January  26th, 2006 (as amended and otherwise modified, the “Agreement”), between Loews Cineplex Entertainment Corporation, a Delaware corporation (the “Company”), and Travis Reid (“Reid”), and, solely for purposes of its repurchase obligations under Section 7 of this Agreement, Marquee Holdings Inc., a Delaware corporation (“Marquee”).

RECITALS

WHEREAS, Reid is currently employed as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of January 1, 2005 (as amended and otherwise modified, the “Employment Agreement”);

WHEREAS, LCE Holdings Inc. (“Holdings”) has entered into an Agreement and Plan of Merger with Marquee dated as of June 20, 2005 (the “Merger Agreement”) pursuant to which (i) Holdings will merge with and into Marquee and (ii) the Company will merge with and into AMC Entertainment Inc., with AMC Entertainments Inc. as the surviving corporation and “Company” for purposes of this Agreement from and after the Effective Time under the Merger Agreement;

WHEREAS, it is intended that upon the Closing under the Merger Agreement Reid’s employment as President and Chief Executive Officer of the Company will terminate;

WHEREAS, Reid is possessed of certain experience and expertise in the business of the Company and its affiliates;

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to retain Reid’s services following the Closing under the Merger Agreement as provided below; and

WHEREAS, on or about the Effective Time under the Merger Agreement Reid is expected to be elected to serve as a director of Marquee.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                       Termination of Employment.

(a)                    Immediately prior to and subject to the occurrence of the Effective Time under the Merger Agreement, Reid’s employment as President and Chief Executive Officer of the Company shall terminate pursuant to Section 5(d) of the Employment Agreement and, subject to the provisions of this Agreement and the Employment Agreement, the Company shall have such obligations as are set forth in Section 5(d).  Notwithstanding the foregoing, it is agreed that (i) the amount payable to Reid (or, in the event of his death, to his spouse or other designated beneficiary or, otherwise, to his estate) under Section 5(d)(i) and (ii) of the Employment

Agreement is $87,500 per month subject to Reid’s meeting his obligations under the Employment Agreement and under Section 10(b) of this Agreement.  Reid shall also be entitled to receive his “Accrued Rights” as provided in the Employment Agreement, including payment of his 2005 Annual Bonus pursuant to clause (ii) of the definition of Accrued Rights to the extent not previously paid, provided that Reid shall not receive any amount under clause (vi) of the definition of Accrued Rights relating to pro-rata 2006 Annual Bonus.  The Company shall also continue to provide Reid with the Indemnification Rights pursuant to Section 4(f) of the Employment Agreement and clause (iv) of the definition of Accrued Rights.

(b)                   In connection with such termination and in satisfaction of the Company’s obligation under Section 5(g)(i) of the Employment Agreement, Reid shall be paid a lump sum payment of $1,575,000 pursuant to Section 5(g)(i)(A) of the Employment Agreement.  Such payment shall be made on the Closing Date under the Merger Agreement.

2.                                       Consulting Services.   The Company hereby engages Reid to provide consulting services to the Company and its affiliates during (a) the period from the Effective Time through the four-month anniversary of the Closing Date under the Merger Agreement (the “Initial Consulting Period”), (b) thereafter through the eight month anniversary of the Closing Date (the “Interim Consulting Period”) and (c) thereafter until Reid or the Company delivers a written notice to the other that consulting services will not longer be provided hereunder (the “Continuing Consulting Period” and collectively, together with the Initial Consulting Period and the Interim Consulting Period, the “Consulting Periods”).  Reid will report to the Chief Executive Officer of the Company while performing services hereunder as a consultant to the Company.

3.                                       Scope of Consulting Services.

(a)                    During the Initial Consulting Period and the Interim Consulting Period, Reid will provide such advice and other consulting services as the Company may from time to time request, upon reasonable notice, orally or in writing.  Reid shall devote such business time as is necessary or desirable to fully perform hereunder; provided that (i) during the Initial Consulting Period, Reid will devote his full business time to providing such services and (ii) during the Interim Consulting Period Reid will only devote up to two-thirds of his full business time to providing such services.  Reid may accept other employment or consulting positions during the Interim Consulting Period, provided such employment or consulting position is consistent with his obligations under this Agreement and Reid’s other agreements with the Company and its affiliates and provided further that during the Interim Consulting Period Reid give the Company not less than ten calendar days’ notice prior to commencing such other employment or consulting.

(b)                   During the Continuing Consulting Period, Reid will provide such advice and other consulting services as he and the Company may from time to time mutually agree, orally or in writing.  Reid shall devote such business time as is necessary to perform such services.  Reid may accept other employment or consulting positions during the Continuing Consulting Period, provided such employment or consulting position is consistent with his obligations under this Agreement and Reid’s other agreements with the Company and its affiliates.

4.                                       Relationship of the Parties.  It is understood and agreed that in his capacity as a consultant, Reid will be an independent contractor in the performance of services and that nothing contained in this Agreement is intended to create an employment relationship between Reid and the Company.

5.                                       Compensation and Benefits.   During the Consulting Periods, as full compensation for all services performed for the Company and its affiliates hereunder and subject to Reid’s meeting his obligations under this Agreement and under the Employment Agreement, Reid will be provided the following:

(a)                    During the Initial Consulting Period, the Company shall pay Reid a consulting fee at the rate of $600,000 per year, payable in accordance with the payroll timing practices of the Company for its senior executives.

(b)                   During the Interim Consulting Period, the Company shall pay Reid a consulting fee at the rate of $400,000 per year, payable in accordance with the payroll timing practices of the Company for its senior executives.

(c)                    During the Continuing Consulting Period, the Company shall pay Reid a consulting fee at the rate of $200,000 per year, payable in accordance with the payroll timing practices of the Company for its senior executives.

(d)                   The Company will continue Reid’s benefits under the automobile policy described in Reid’s Employment Agreement until December 31, 2006.

(e)                    In connection with providing consulting services hereunder as requested by the Company, the Company shall pay or reimburse Reid for all reasonable, customary and necessary business expenses incurred or paid by Reid in the performance of his duties and responsibilities in connection therewith in accordance with the Company’s expense reimbursement policy.

(f)                      The parties confirm that Reid will remain eligible for indemnification by the Company, to the extent set forth in Section 4(f) of the Employment Agreement with respect to claims asserted against Reid for actions or omissions in the course of his employment by the Company.

(g)                   The parties agree that to the extent acting in his capacity as a consultant hereunder, Reid will be entitled to indemnification to the same extent as senior executives of Marquee Holdings Inc. and its subsidiaries.

6.                                       Outplacement Advisor.  The Company will pay an amount not to exceed $75,000 in the aggregate for outplacement services provided to Reid (to a provider(s) designated by Reid in accordance with such provider(s) customary policies) through December 31, 2006.

7.                                       Marquee Stockholders Agreement; Repurchase.  Reid will become party to the Amended and Restated Management Stockholders Agreement of Marquee Holdings Inc. (the “Management Stockholders Agreement”), which shall be in the form provided to Reid on the date hereof , and all of the shares of Class N common Stock of Marquee Reid acquires at the Effective Time (the “Purchased Shares”) will be “Restricted Shares” under the Management

Stockholders Agreement and will be subject to the provisions thereof; provided, however, that except as expressly set forth in this Section 7, the provisions of Section 2(b), 2(d) and 2(g) of the Management Stockholders Agreement shall not apply to the Purchased Shares.  In the event of his death, all rights of Reid under this Section 7 shall accrue to his spouse or other beneficiary.

(a)                    If Reid terminates the Consulting Periods prior to December 31, 2006, upon the Date of Termination and for a period of six months thereafter, Marquee shall have the right to repurchase all but not less than all of the Purchased Shares in exchange for payment to Reid of $600,000 (the “Repurchase Right”).

(b)                   Reid shall have the right, on or prior to December 31, 2006, to sell to Marquee, and Marquee shall be required to purchase, on one occasion, all of the Purchased Shares in exchange for payment to Reid of $600,000 (the “Put Right”).

(c)                    If Marquee or Reid elects to exercise the Repurchase Right or Put Right, as applicable, the electing party shall send written notice to the other of his or its intention to exercise the Repurchase Right or Put Right (the “Redemption Notice”).  The completion of the purchase shall take place on the tenth day after the actual date of delivery of the Redemption Notice against delivery of certificates or other instruments representing the Purchased Shares, appropriately endorsed or executed by Reid.

(d)                   Notwithstanding anything to the contrary herein, if the Board of Directors of Marquee in good faith determines that the repurchase by Marquee of Purchased Shares pursuant to a Redemption Notice:

(i)                           is prohibited by applicable law restricting the purchase by a corporation of its own shares; or

(ii)                        prior to the first to occur of an Initial Public Offering (as defined in the Management Stockholders Agreement) or a Change of Control, would violate or cause a default under any of Marquee’s or any of its Subsidiaries’ (as defined in the Management Stockholders Agreement) material debt agreements, indentures and other agreements or instruments evidencing material indebtedness of Marquee or any of its Subsidiaries, as such agreements, indentures and instruments may be amended or modified from time to time in accordance with their terms (collectively, “Financing Documents”),

(the events described in (i) and (ii) above each constitute a “Repurchase Disability”), then Marquee shall notify Reid in writing (a “Disability Notice”).  The Disability Notice shall specify the nature of the Repurchase Disability.  Marquee shall thereafter repurchase the Purchased Shares described in the Redemption Notice as soon as reasonably practicable after all Repurchase Disabilities cease to exist (or Marquee may elect, but shall have no obligation, to cause its nominee to repurchase the Purchased Shares while any Repurchase Disabilities continue to exist).

(e)                                  In the event Marquee or its nominee does not repurchase the Purchased Shares due to a Repurchase Disability, (i) Marquee shall provide written notice to Reid as soon as practicable after all Repurchase Disabilities cease to exist (the “Reinstatement Notice”) and (2) the completion of the repurchase pursuant to the Redemption Notice shall occur on a date specified by Marquee within 10 days following the actual date of delivery of the Redemption Notice.

(f)                                    Notwithstanding the foregoing, to the extent that Marquee’s repurchase of the Purchased Shares Stock pursuant to a Redemption Notice may be made in part without creating or causing a Repurchase Disability, Marquee shall make such repurchase to the fullest extent without creating or causing a Repurchase Disability.

8.                                       Loews Stock Options.   Immediately prior to the Effective Time, all options held by Reid to acquire shares of Class A Common Stock and Class L Common Stock of Holdings and Cumulative Preferred Shares of LCE Intermediate Holdings Inc. shall terminate.

9.                                       Marquee Stock Options.  Pursuant to a Non-Qualified Stock Option Agreement to be entered into between Reid and Marquee, Reid will receive options to purchase 600 shares of Class N Common Stock of Marquee with an exercise price of $1,000 per share.  Such options (a) will vest in three equal annual installments on each of December 23, 2006, 2007 and 2008, subject to acceleration in full upon a Change of Control (as defined under the Management Stockholders Agreement), (b) together with any shares purchased upon exercise thereof, will be subject to the Management Stockholder Agreement and (c) will have an exercise price equal to the exercise price of the options granted to senior executives of Marquee and its subsidiaries on or about December, 2004, which price shall not be less than the fair market value of a share of Class N Common Stock of Marquee as of such date as determined by the Board of Directors of Marquee.

10.                                 Noncompetition Agreement.

(a)                    As of the Effective Time, Reid will no longer be bound by the restrictions in Section 8(a) of the Employment Agreement.

(b)                   Subject to such exceptions as may be approved from time to time by the Company in its sole discretion, Reid hereby agrees that for the eighteen months after the Closing Date under the Merger Agreement, he shall not become an owner of, partner in or with, investor in (other than de minimis ownership interests in public companies or mutual funds), consultant to, or agent, employee or co-venturer of any of the major theatrical exhibitors of motion pictures to the public listed on Exhibit A.  Reid acknowledges that he has carefully read and considered all the terms and conditions of this Section 10(b) and that the said restraints contained herein are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  If Reid breaches the covenant contained in this Section 10(b), (i) the Company shall no longer be obligated to make payments required under Section 1(a) of this Agreement or Section 5 of the Employment Agreement (other than with respect to the Accrued Rights) and (ii) the Consulting Periods will automatically terminate.  The Company acknowledges and agrees that it shall have no other remedy in the event of a breach or threatened breach of any of the covenants contained in this Section 10(b).  The parties further agree that, in the event that any provision of this Section 10(b) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.                                 Taxes and Other Matters.  All payments under this Agreement will be reduced by all taxes and other amounts which they required to withhold under applicable law. Reid will not continue to earn vacation or other paid time off during the Consulting Period or thereafter.

12.                                 Termination of the Consulting Periods.   Reid may elect to terminate the Consulting Periods in writing with or without cause at any time.  The Company may elect to terminate the Consulting Periods in writing (a) for Cause (as defined in clauses (iii) and (iv) of the definition of Cause in the Employment Agreement) at any time or (b) other than for Cause (as defined in clauses (iii) and (iv) of the definition of Cause in the Employment Agreement) on or after the earlier of (i) January 1, 2007 and (ii) the date of purchase by the Company of the Purchased Shares upon the exercise by Reid of the Put Right under Section 7(b).  In addition, (x) the Consulting Periods will terminate as provided in Section 10(b) and (y) the Consulting Periods will be deemed to have been terminated by Reid upon Reid’s death.  The Company and its affiliates shall have no further obligation to Reid under Section 5 following termination of the Consulting Periods other than for any consulting fee earned but not paid on the date of termination and any unreimbursed expenses under Section 5(e) and the indemnification rights provided under Section 5(f) and 5(g).

13.                                 Release of Claims.  The Company wants to be certain that this Agreement will resolve any and all concerns that Reid might have and therefore requests that Reid carefully consider the terms of this Agreement, including the release of claims set forth here, and, in that connection, encourages him to seek the advice of an attorney before signing this Agreement.  In exchange for the compensation to be provided Reid under this Agreement, certain of which he was not otherwise entitled to, Reid agrees that upon and subject to the occurrence of the Effective Time under the Merger Agreement this Agreement (and the Agreements incorporated herein by reference) shall be in complete and final settlement of, and releases the Company, its subsidiaries and other affiliates, and all of the past and present directors, officers, shareholders, general and limited partners, employees and agents of the foregoing, their successors and assigns, and all others connected with them, both individually and in their official capacities, from any and all causes of action, rights or claims that Reid has had in the past, now has or might now have in any way related to, connected with or arising out of his employment by the Company and its termination or pursuant to any law, regulation or other requirement of the U.K. or of the U.S. (including without limitation Title VII of the federal Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the U.S. state or states in which Reid provided services to the Company, its subsidiaries or its affiliates), provided that this release shall not apply to the obligations of the Company under this Agreement.

14.                                 The Company.  For purposes of this Agreement, from and after the Effective Time the “Company” shall include AMC Entertainment Inc. as successor by merger to Loews Cineplex Entertainment Corporation.

15.                                 Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                                 Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

17.                                 Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, is reasonably calculated to give actual notice.

18.                                 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

19.                                 Miscellaneous.  This Agreement and the agreements incorporated by reference hereby (and to the extent modified hereby) contain the entire agreement between Reid and the Company, its subsidiaries, affiliates and representatives and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of Reid’s employment and his retention as a consultant.  In the event of any conflict between the express terms of this Agreement and the terms of the Management Stockholders Agreement, the Option Plan, the Non-Qualified Stock Option Agreement by and between Marquee and Reid dated on or about the Effective Time or any other agreement with respect to the subject matter hereof between Marquee or the Company, on one hand, and Reid, on the other, the terms of this Agreement shall control.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Reid and an authorized representative of the Company and of Marquee.  The heading and captions in this Agreement are for convenience of reference only and do not define or describe the scope or content of any provision of this Agreement.  In signing this Agreement, Reid gives the Company assurance that he has had at least twenty-one days to consider this Agreement and that such time has provided him a full and reasonable opportunity to consider its terms; that he has read and understood all of those terms; that his acceptance of this Agreement is freely and voluntarily given; and that in signing this Agreement he have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.  Reid may revoke this Agreement at any time during the seven calendar day period immediately following the date of his signing it by notifying the Company in writing of his revocation within that period.  If Reid does not revoke this Agreement, then, at the expiration of the seven-day period, this Agreement shall take effect as a legally binding agreement between Reid and the Company on the basis set forth above.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, by Marquee, by its duly authorized representative, and by Reid, as of the date first above written.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:	/s/ M. Politi
Name: M. Politi
Title: SVP

MARQUEE HOLDINGS, INC.

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President and Chief Financial Officer

REID:

/s/ Travis Reid
Travis Reid

Exhibit A

1.                                       Regal Entertainment Group

2.                                       Cinemark

3.                                       Carmike Cinemas

4.                                       National Amusements

5.                                       Century Theaters

6.                                       Cineplex Galaxy Cinemas

7.                                       Muvico Theaters

8.                                       Harkins Theatres

9.                                       Pacific Theatres